Exhibit 1(b)

REGULATIONS ON CORPORATE MEETINGS OF THE BANK OF TOKYO-MITSUBISHI, LTD.

(English Translation)

1.	GENERAL RULES

General Rule:

Article 1. The organization and administration of the Executive Committee prescribed in Article 12 of “Staff Structure Rules”, committees prescribed in Article 13 of “Staff Structure Rules”, and the Non-Board Member Directors’ Meeting prescribed in Article 22 of “Non-Board Member Director Rules” are to be conducted according to the provisions of these regulations.

2. To facilitate discussions of the Executive Committee, the Corporate Planning Meeting and the Corporate Policy Meeting are to be held. Organization and administration of these meetings are to be conducted according to the provisions of these regulations.

3. To facilitate management of each business unit, the Business Unit Management Meeting is to be held. Organization and administration of the Business Unit Management Meeting are to be conducted according to the provisions of these regulations.

Amendment and Abolishment:

Article 2. Amendment and abolishment of these regulations are to be determined by the Executive Committee.

2.	EXECUTIVE COMMITTEE

Members and Attendants:

Article 3. The Executive Committee is to be composed of Chairman, Deputy Chairman, President, Deputy President, and Chief Executives. And also Senior Managing Directors, non-board member Senior Managing Directors, Managing Directors and non-board member Managing Directors in charge of Corporate Center (“Executive Committee members”).

2. When necessary, the president may request attendance of relevant deputy chief executives, regional executives, group heads, general managers, and other appropriate officers (collectively, “deputy chief executives and others”) at the Executive Committee.

Presiding Member:

Article 4. Meetings of the Executive Committee are to be presided over by the president.

Meeting Frequency:

Article 5. The Executive Meeting is in principle to be held once every week, but may also be held whenever necessary and appropriate.

Matters to Be Discussed and Determined:

Article 6. The Executive Meeting is to discuss and determine the following matters of general importance, relating to business administration in accordance with basic policies determined by the Board of Directors.

i.	Matters to be submitted to the Board of Directors for determination.

ii.	Matters entrusted by the Board of Directors.

iii.	Executive policies relating to overall business administration.

iv.	Coordination of important matters related to each business unit.

v.	Important matters related to business administration of affiliated companies.

vi.	Matters related to establishment, amendment, and abolishment of important regulations.

vii.	Matters which must be submitted to the Executive Committee by provisions of BTM’s rules and regulations.

viii.	Matters related to delegation and centralization of authority.

ix.	Matters related to allocation of resources.

x.	Other matters that the president deems necessary.

2. The matters to be discussed and determined in the preceding paragraph are to be submitted by the Executive Committee members, deputy chief executives, and others.

Method of Discussion and Determination:

Article 7. The agenda of the meeting of the Executive Committee is to be determined by the president, with a majority of the Executive Committee members present and with their unanimous consent. If, however, the members present cannot reach agreement, the president is to decide in consideration of all the opinions of the members present.

Discussion and Determination in Writing:

Article 8. Notwithstanding the provision of Article 6, when circumstances require, discussion by circulating a written proposal by a person submitting it may substitute for a meeting of Executive Committee. In such cases, the person making such a proposal must report on such discussions at the next Executive Committee meeting.

Expedient Measures:

Article 9. Notwithstanding the provision of Article 6, in the event of such emergencies as disasters, and when there is no time for discussion at a meeting of the Executive Committee or written discussion, the president may take appropriate measures in response to the situation. In such cases, the president is to immediately report on such measures to the Executive Committee.

Reports and Information Exchanges:

Article 10. At the meeting of Executive Committee, each Executive Committee member is to report on the status of business execution from time to time, and to exchange general information.

Corporate Auditors:

Article 11. Corporate Auditors may attend and express opinions at the Executive Committee.

Minutes:

Article 12. A Secretary appointed by the president is to record the minutes of points and results of the meeting of the Executive Committee. After obtaining the president’s signature and seal, these minutes are to be retained at the Head Office for 10 years.

Communication to Business Units:

Article 13. Matters determined by the Executive Committee are to be immediately transmitted to the relevant deputy chief executives and others.

3.	COMMITTEE

Purpose and Matters to Be Discussed:

Article 14. Under the direction of the president, Committees are to coordinate, study, and discuss the following matters, thereby facilitating discussions of the Executive Committee.

i.	Matters related to unification of management policies among business units.

ii.	Specific requirements of business operations.

iii.	Other specific matters necessary to discussions of the Executive Committee.

Establishment and Composition:

Article 15. A committee is to be established by the president, and composed of several members appointed by the president.

Committee Chairman, Committee Vice Chairman, Secretary-General, and Secretariat:

Article 16. A committee chairman may be appointed to oversee a Committee.

2. A committee vice chairman may be appointed to assist the committee chairman. If the committee chairman is unavailable, the committee vice chairman is to substitute.

3. A secretary-general and secretariat are to be appointed for a Committee.

4. The committee chairman, committee vice chairman, and secretary-general are to be appointed by the president, from among members of the committee (in some cases, the president may be appointed as a committee chairman).

5. The secretary-general is to administer meetings, and to record and retain points of discussion. The secretariat is to be directed by the secretary-general, and to conduct clerical operations related to the Committee.

Summoning:

Article 17. The committee is to be summoned by the committee chairman (if the committee chairman is unavailable, by the committee vice chairman; if no committee vice chairman has been appointed, by the secretary-general; if no committee chairman has been appointed, or if neither the committee chairman nor the committee vice chairman is available, by the secretary-general).

Discussion:

Article 18. Committee members must make efforts to personally attend committee meetings, conduct discussions carefully and actively from the view of BTM overall, and complete committee discussions quickly.

2. When committee members cannot attend committee meetings, they may submit their opinions in writing to the committee chairman beforehand (if no committee chairman has been appointed, to the secretary-general).

3. When necessary, the committee may invite relevant persons to meetings, and may listen to their opinions.

4. When necessary, the committee may request assistance, such as in collection of materials from such Head Office organizations as groups, divisions, and offices, and from branches.

Reporting:

Article 19. At the president’s direction, the committee chairman (if no committee chairman has been appointed, the secretary-general) is to report on the results of discussions immediately after they are completed. Minority opinions are to be included in such reports.

2. When discussions require much time, the committee chairman (if no committee chairman has been appointed, the secretary-general) must make an interim report on the progress of discussions at an appropriate time.

4.	NON-BOARD MEMBER DIRECTORS’ MEETING

Purpose:

Article 20. The Non-Board Member Directors’ Meeting is to be held for the purpose of explanation of the status of management by the president to non-board member directors, and for exchanging information and opinions among directors on important management matters in general and business operations from various viewpoints, thereby facilitating each directors’ business execution.

Composition:

Article 21. The Non-Board Member Director’s Meeting is to be composed of all non-board member directors.

Presiding Member:

Article 22. The Non-Board Member Directors’ Meeting is to be presided over by the president.

Meeting Frequency:

Article 23. The Non-Board Member Directors’ Meeting is in principle to be held once every month.

5.	CORPORATE PLANNING MEETING

Purpose:

Article 24. The Corporate Planning Meeting is to be held for the purpose of discussing yearly and half-yearly policy execution and profit plans, thereby facilitating discussions and determinations of the Executive Committee, and of following up on the progress of plans for policy execution and profit plans.

Composition:

Article 25. The Corporate Planning Meeting is to be composed of all Executive Committee members and chief executives, as well as of relevant group heads, regional executives, and general managers of relevant divisions and offices.

Meeting Frequency:

Article 26. The Corporate Planning Meeting is to be held once at the beginning of the half fiscal year and at the middle of the half fiscal year. When necessary, it may be held at any time appropriate.

Matters to Be Discussed:

Article 27. At the Corporate Planning Meeting held at the beginning of the half fiscal year, following are to be discussed.

i.	Policy execution plans

ii.	Resource allocation

iii.	Profits of BTM overall

iv.	Profits of each business unit

v.	Other necessary matters

2. At the Corporate Planning Meetings to be held at middle of half fiscal year, the following are to be discussed.

i.	Follow-ups on results of initial plans prepared at the beginning of the half fiscal year

ii.	Follow-ups on other important managerial indexes

6.	CORPORATE POLICY MEETING

Purpose and Matters to Be Discussed:

Article 28. Corporate policy meetings are to be held for the purpose of exchanging opinions and holding discussions from various viewpoints, on important management matters and business operations, among Executive Committee members, relevant chief executives and others, thereby facilitating discussions of the Executive Committee.

Composition:

Article 29. The Corporate Policy Meeting is to be composed of the Executive Committee members, relevant chief executives, and others.

Meeting Frequency:

Article 30. The Corporate Policy Meeting is to be held at any time necessary.

7.	BUSINESS UNIT MANAGEMENT MEETING

Purpose and Matters to Be Discussed:

Article 31. The Business Unit Management Meeting is to be held for each business unit, for the purpose of exchanging opinions and holding discussions from various viewpoints, on the state of business unit management, among Executive Committee members, relevant business unit chief executives and others, thereby facilitating management of each business unit.

Composition:

Article 32. The Business Unit Management Meeting is to be composed of the Executive Meeting members, chief executives, and others. Chief executives of business units may request attendance of chief executives of other business units or other personnel.

Meeting Frequency:

Article 33. The Business Unit Management Meeting is to be held for each business unit once, in principle, every half fiscal year.

8.	SUPPLEMENTARY PROVISION

Effective Date:

Article 34. These regulations become effective as of July 1, 2000.